Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pixelworks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-227352, 333‑219418, 333-212650, 333-205856, 333-197644, 333-190037, 333-182701, 333-168175, 333-161125, 333-152945, 333-136553, 333-126017, 333-125945, 333-121274, 333-89394, 333-62000, and 333-41722) on Form S-8 and registration statements (Nos. 333-221238, 333-221239, 333-198490, 333-170768, and 333-118100) on Form S-3 of Pixelworks, Inc. of our reports dated March 13, 2019, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to ineffective controls over the appropriateness of an accrual, as to which the date is August 9, 2019, with respect to the consolidated balance sheets of Pixelworks, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 Annual Report on Form 10‑K/A of Pixelworks, Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.
Our report dated March 13, 2019, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to ineffective controls over the appropriateness of an accrual, as to which the date is August 9, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Pixelworks, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company does not have a control to review the appropriateness of an accrual based on applicable statutes of limitation due to ineffective risk assessment of the continued existence of the liability.

/s/ KPMG LLP

Portland, Oregon
August 9, 2019